As filed with the Securities and Exchange Commission on November 9, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ClearSign Combustion Corporation
(Exact name of registrant as specified in its charter)

Washington	26-2056298
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

12870 Interurban Avenue South Seattle, Washington	98168
(Address of principal executive offices)	(Zip Code)

ClearSign Combustion Corporation 2011 Equity Incentive Plan

Warrant Issued to Robert Breidenthal

Warrant Issued to John Kramlich

Warrant Issued to Uri Shumlak

Warrant Issued to Tim Londergan

Warrant Issued to Tracy Prevo

(Full title of the plan)

James Harmon

Chief Financial Officer

ClearSign Combustion Corporation

12870 Interurban Avenue South

Seattle, Washington 98168

(Name and address of agent for service)

(206) 673-4848

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer,” and “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	985,434	$5.31	$5,232,655	$713.73
Common Stock, $0.001 par value underlying warrants	80,000	$1.80	$144,000	$19.64
Total	1,065,434		$5,376,655	$0.00	(3)

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover such indeterminate number of additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the registrant’s outstanding shares to be offered pursuant to the applicable plan described herein.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended, based on the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Capital Market on November 8, 2012.

(3) Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the Registrant is off-setting the amount of the filing fee due hereunder from the filing fee of $3,365.02 originally paid on November 14, 2011 in conjunction with the filing of an S-1 registration statement, file no. 333-177946. The filing fee was subsequently reduced to $1,987.53.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by ClearSign Combustion Corporation (the “Registrant”) with the Commission, are incorporated by reference in this Registration Statement:

(i)          The prospectus filed by the Registrant with the Commission on April 25, 2012 which contains audited financial statements for the year ended December 31, 2011;

(ii)         The Registrant’s Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2012, as filed with the Commission on June 11, 2012, June 30, 2012, as filed with the Commission on August 6, 2012 and September 30, 2012, as filed with the Commission on November 8, 2012;

(iii)        The Registrant’s Current Reports on Form 8-K as filed with the Commission on April 25, 2012, April 30, 2012, May 15, 2012, June 19, 2012 and June 28, 2012;

(iv)        All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(v)         The description of the Registrant's common stock included in the Form 8-A filed with the Commission on April 23, 2012.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Richardson & Patel LLP has rendered an opinion relating to the issuance of the common stock being registered. Richardson & Patel LLP and its principals have accepted shares of the Registrant’s common stock in exchange for services rendered to the Registrant in the past and, although the law firm and its principals are under no obligation to do so, they may continue to accept the Registrant’s common stock for services rendered by them. As of the date of this registration statement, Richardson & Patel LLP and its principals collectively own 385,866 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended Articles of Incorporation of the Registrant.

The Registrant’s Articles of Incorporation provide that, to the fullest extent permitted by Washington law, the Registrant’s directors will not be liable to the Registrant or its shareholders for monetary damages. This provision, however, does not eliminate or limit liability for acts or omissions that involve intentional misconduct or a knowing violation of law by a director, for conduct violating Revised Code of Washington section 23B.08.310 (approval of an unlawful distribution) or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. Pursuant to section 23B.08.52 of the Revised Code of Washington, because the Registrant’s Articles of Incorporation do not limit the obligation, the Registrant must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director against reasonable expenses incurred by the director in connection with the proceeding.

The Registrant’s Bylaws further provide that each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he or she is or was a director or officer of the Registrant or was serving at the Registrant’s request as a director, officer, partner, trustee, employee or agent of another entity, shall be indemnified and held harmless against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with the proceeding. This indemnification right continues even after the individual has ceased to be a director or officer or to serve at the Registrant’s request as a director, officer, partner, trustee, employee or agent of another entity. However, if the person indemnified initiates the proceeding, he or she shall be entitled to indemnification only if the proceeding was authorized or ratified by the Registrant’s board of directors. No indemnification will be provided for acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, for conduct finally adjudged to be in violation of Revised Code of Washington section 23B.08.310, for any transaction with respect to which it was finally adjudged that the indemnitee personally received a benefit in money, property or services to which the indemnitee was not legally entitled or if the Registrant is otherwise prohibited by applicable law from paying indemnification. The Registrant must advance expenses to an indemnitee for an indemnification obligation so long as the Registrant receives an undertaking by or on behalf of the indemnitee to repay all amounts so advanced if it is determined by a final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified.

Under the Registrant's Director and Officer Insurance Policy, directors and officers are provided liability coverage of $5 million subject to retention. The policy has a one year term with annual renewal possible. The policy can be terminated by the insured if there is a merger or acquisition which includes a change in ownership of 50% of the voting shares. Upon such an occurrence the insurer may elect to cancel the policy. The Registrant may elect to then obtain “run off” insurance for a period of between one and six years at a cost of between 125% and 225% of the initial policy premium. The policy is a claim made policy. It covers only those claims made during the policy term. If an act giving rise to a claim occurs during the policy term, but the claim is not reported within 60 days of the termination or expiration policy, the claim will not be covered.

The Registrant has entered into, and will enter into in the future, indemnification agreements with the individuals who serve as its officers and directors. Pursuant to these agreements, the Registrant will indemnify officers and directors who are made parties to, or threatened to be made parties to, any proceeding by reason of the fact that they are or were officers or directors, or are or were serving at the Registrant's request as a director, officer, employee, or agent of another entity. The agreements require the Registrant to indemnify its officers and directors against all expenses, judgments, fines and penalties actually and reasonably incurred by them in connection with the defense or settlement of any such proceeding, subject to the terms and conditions of the agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation (1)

3.2	Bylaws (1)

5.	Opinion of Richardson & Patel LLP*

10.1	ClearSign Combustion Corporation 2011 Equity Incentive Plan (1)

10.2	Warrant Agreement Issued to Robert Breidenthal*

10.3	Warrant Agreement Issued to John Kramlich*

10.4	Warrant Agreement Issued to Uri Shumlak*

10.5	Warrant Agreement Issued to Tim Londergan*

10.6	Warrant Agreement Issued to Tracey Prevo*

23.1	Consent of Gumbiner Savett Inc.*

23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)

* Filed herewith.

(1) Incorporated by reference from the Registrant's S-1 registration statement, as amended, originally filed with the Securities and Exchange Commission on November 14, 2011.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on the 9th day of November, 2012.

ClearSign Combustion Corporation

By:	/s/ Richard Rutkowski
Richard F. Rutkowski, Chief Executive Officer

By:	/s/ James N. Harmon
James N. Harmon, Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/Richard F. Rutkowski	Richard F. Rutkowski, Chief Executive Officer	November 9, 2012
and Director

/s/ James N. Harmon	James N. Harmon, Chief Financial Officer	November 9, 2012

/s/ David B. Goodson	David B. Goodson, Director	November 9, 2012

/s/ Stephen E. Pirnat	Stephen E. Pirnat, Director	November 9, 2012

/s/ Scott P. Issacson	Scott P. Issacson, Director	November 9, 2012

/s/ Lon E. Bell	Lon E. Bell, Director	November 9, 2012

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation (1)

3.2	Bylaws (1)

5.	Opinion of Richardson & Patel LLP*

10.1	ClearSign Combustion Corporation 2011 Equity Incentive Plan (1)

10.2	Warrant Agreement Issued to Robert Breidenthal*

10.3	Warrant Agreement Issued to John Kramlich*

10.4	Warrant Agreement Issued to Uri Shumlak*

10.5	Warrant Agreement Issued to Tim Londergan*

10.6	Warrant Agreement Issued to Tracey Prevo*

23.1	Consent of Gumbiner Savett Inc.*

23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)

* Filed herewith.

(1) Incorporated by reference from the Registrant's S-1 registration statement, as amended, originally filed with the Securities and Exchange Commission on November 14, 2011.